AZZ Second Quarter – Fiscal Year 2011                                          EXHIBIT 99.1
September 30, 2010

AZZ incorporated Reports Second Quarter and Year-To-Date
Financial Results of Fiscal Year 2011, and Dividend Declared

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

September 30, 2010 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the three and six-month periods ended August 31, 2010, which includes the acquisition of North American Galvanizing effective June 14, 2010. Revenues for the second quarter were $99.6 million compared to $95.2 million for the same quarter last year, an increase of 5 percent. Net income for the second quarter was $9.6 million, or $0.77 per diluted share, compared to net income of $11.1 million, or $0.89 per diluted share, in last year’s second fiscal quarter.  The expenses related to the acquisition of North American Galvanizing since June 14, 2010, adversely impacted second quarter earnings by $0.03 per diluted share.  Without these expenses, the second quarter earnings would have been $0.80 per diluted share.

For the six-month period, the Company reported revenues of $177.1 million compared to $190.6 million for the comparable period last year, a decrease of 7 percent.  Net income for the six months was $16 million, or $1.27 per diluted share, compared to $21 million, or $1.69 per diluted share in the comparable period of last year.  For the first six months, expenses related to the acquisition of North American Galvanizing adversely impacted earnings per diluted share by $0.09.

Backlog at the end of our second quarter was $106.5 million. Backlog at the end of the second quarter of FY 2010 was $139.4 million and $109.9 million at February 28, 2010.  Incoming orders for the second quarter were $95 million while shipments for the quarter totaled $99.6 million, resulting in a book to ship ratio of 95 percent. Based upon current customer requested delivery dates and our production schedules, 65 percent of the backlog at August 31, 2010 is expected to ship in the current fiscal year.  Of the backlog of $106.5 million, 38 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products Segment for the second quarter of FY 2011 were $40.8 million as compared to $55.6 million for the same quarter last year, a decrease of 27 percent.  Operating income for the segment decreased 38 percent to $7.5 million compared to $12.1 million in the same period last year.  Operating margins for the second quarter were 19 percent.     For the first six months, revenues decreased 30 percent to $77.9 million and operating income decreased 37 percent to $14.1 million compared to $111 million and $22.6 million respectively, for the first six months of the prior year.  Operating margin for the first six months was 18 percent.

AZZ Second Quarter – Fiscal Year 2011
September 30, 2010

Revenues for the Company’s Galvanizing Service Segment for the second quarter were $58.8 million, compared to the $39.6 million in the same period last year, an increase of 49 percent.  The acquisition of North American Galvanizing accounted for 79 percent of the increase.  Operating income was $15.2 million as compared to $12.3 million in the prior period, an increase of 24 percent. The acquisition of North American Galvanizing contributed $3.5 million of the operating income. Tonnage shipped increased 49 percent when compared to the prior period. Operating margins for the second quarter were 26 percent, compared to 31 percent in the same period last year. For the six months of Fiscal 2011, revenues increased 24 percent to $99.1 million and operating income increased 6 percent to $26.7 million compared to $79.7 miilion and $25.1 million, respectively, for the first six months of the prior year.  Operating margins were 27 percent compared to 31.5 percent in the prior period.  The contribution for the first six months from the acquisition of North American Galvanizing was $15.1 million in revenues and $3.5 million in operating income.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “The second quarter was another quarter of effective execution of our opportunities and we are pleased with the positive impact and the assimilation of North American Galvanizing.  The markets for our Electrical and Industrial Products have not shown the level of stability or the recovery that we had anticipated.  Based upon our quotation activity and conversations with our customers, we do not believe that our backlog will show appreciable increases in the current fiscal year.  We are continuing our efforts to identify additional product and market opportunities for growth and enhance our strategic position.”

Based upon the evaluation of information currently available to management, we are revising our fiscal year 2011 guidance for revenues to be in the range of $385 million to $395 million.  Our earnings guidance is revised and anticipated to be within the range of $2.70 to $2.85 per diluted share.  The revised guidance includes the anticipated results of the acquisition of North American Galvanizing which was completed on June 14, 2010.  The previously issued guidance was for revenues to be in the range of $380 million to $395 million and that fully diluted earnings per share would be in the range of $2.65 to $2.80.  We do not expect to fully realize all synergistic benefits of the North American Galvanizing acquisition until the first quarter of FY 2012.

Additionally, the Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared a 25 cent per share cash dividend on the Company’s common stock outstanding.  The dividend will be paid at the close of business on November 1, 2010, to shareholders of record on October 15, 2010.

AZZ incorporated will conduct a conference call to discuss financial results for the second quarter of fiscal year 2011 at 4:30 P.M. ET on Thursday, September 30, 2010.  Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest.htm.   A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #444413, or for 30 days at www.azz.com/azzinvest.htm.

AZZ Second Quarter – Fiscal Year 2011
September 30, 2010

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects, “ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ or NGA, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2010 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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AZZ Second Quarter – Fiscal Year 2011
September 30, 2010

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	August 31, 2010	August 31, 2009	August 31, 2010	August 31, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$99,591	$95,157	$177,066	$190,649
Costs and Expenses:
Cost of Sales	70,538	64,543	124,449	130,347
Selling, General and Administrative	12,231	11,389	24,505	23,513
Interest Expense	1,768	1,731	3,459	3,418
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(48)	(65)	(57)	(71)
Other (Income)	(396)	(300)	(760)	(381)
	$84,093	$77,298	151,596	156,826

Income before income taxes	15,498	17,859	25,470	33,823
Income Tax Expense	5,851	6,740	9,450	12,804
Net income	$9,647	$11,119	16,020	$21,019
Net income per share
Basic	$0.77	$0.91	$1.29	$1.72
Diluted	$0.77	$0.89	$1.27	$1.69
Diluted average shares outstanding	12,599	12,475	12,574	12,442

Segment Reporting
(in thousands)

	Three Months Ended		Six Months Ended
	August 31, 2010	August 31, 2009	August 31, 2010	August 31, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$40,768	$55,568	$77,929	$110,954
Galvanizing Services	58,823	39,589	99,136	79,695
	$99,591	$95,157	$177,066	$190,649

Segment Operating Income (a):
Electrical and Industrial Products	$7,538	$12,094	$14,148	$22,606
Galvanizing Services	15,241	12,303	26,715	25,096
Total Segment Operating Income	$22,779	$24,397	$40,863	$47,702

AZZ Second Quarter – Fiscal Year 2011
September 30, 2010

Condensed Consolidated Balance Sheet
(in thousands)

	August 31, 2010	February 28, 2010
	(unaudited)	(audited)

Assets:
Current assets	$152,045	$207,453
Net property, plant and equipment	$124,372	$87,365
Other assets, net	$156,870	$87,143
Total assets	$433,287	$381,961

Liabilities and shareholders’ equity:
Current liabilities	$49,423	$43,628
Long term debt due after one year	$112,000	$100,000
Other liabilities	$31,261	$10,467
Shareholders’ equity	$240,603	$227,866
Total liabilities and shareholders’ equity	$433,287	$381,961

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Six Months Ended
	August 31, 2010	August 31, 2009
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$8,013		$36,900
Net cash provided by (used in) investing activities	$(109,403)	$	(14,312)
Net cash provided by (used in) financing activities	$ (408)		$1,809
Effect of exchange rate changes on cash	$27	$	(3)
Net increase (decrease) in cash and cash equivalents	$(101,771)		$24,394
Cash and cash equivalents at beginning of period	$110,607		$47,558
Cash and cash equivalents at end of period	$8,836		$71,952

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